UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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JIVE SOFTWARE, INC.

(Exact Name of Registrant as Specified In Its Charter)

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JIVE SOFTWARE, INC.

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

SUPPLEMENT TO PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDER

to be held on May 21, 2013 at 8:00 a.m. EDT

This proxy statement supplement, dated May 2, 2013 (this “Supplement”), supplements the proxy statement dated April 10, 2013 (the “Proxy Statement”) previously made available to our stockholders in connection with the solicitation by the board of directors of proxies to be voted at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Jive Software, Inc., a Delaware corporation (“Jive”), to be held at the W Hotel located at 1567 Broadway, New York, New York 10036, on Tuesday, May 21, 2013 at 8:00 a.m. EDT and any adjournment thereof.

The purpose of this supplement is to provide updated information relating to recent changes in our board of directors. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

CHANGES TO COMPOSITION OF THE BOARD OF DIRECTORS

Resignation from the Board of Directors by David G. DeWalt; Appointment of Thomas J. Reilly to the Board of Directors

On April 30, 2013, Jive announced that David G. DeWalt had resigned as a Class III member of the board of directors of Jive and as a member of the Audit Committee. Such resignation was effective April 26, 2013. Following Mr. DeWalt’s resignation, the board of directors of Jive appointed Thomas J. Reilly, age 50, as a Class III member of the board of directors and as a member of the Audit Committee to fill the vacancy created by Mr. DeWalt’s departure.

From June 2012 through February 2013, Mr. Reilly served as a member of the board of directors of Eloqua until its acquisition by Oracle in February 2013. From October 2010 to May 2012, Mr. Reilly served as Vice President and General Manager of HP Enterprise Security Products, a division of Hewlett-Packard Company. Mr. Reilly served as Chief Executive Officer, President and Director of ArcSight, Inc. from October 2008, August 2007 and June 2008, respectively, until its acquisition by HP in October 2010. Mr. Reilly also previously served as the Chief Operating Officer of ArcSight, Inc. from November 2006 to September 2008. From April 2004 to November 2006, Mr. Reilly served as Vice President of Business Information Services at IBM Corporation, and from November 2000 until April 2004, Mr. Reilly served as Chief Executive Officer of Trigo Technologies, Inc. until its acquisition by IBM in April 2004. Mr. Reilly holds a B.S. in Mechanical Engineering from the University of California, Berkeley. Mr. Reilly currently serves on the boards of directors of two privately held companies.

Jive believes that Mr. Reilly’s experience as Chief Executive Officer of a public company and 20 years of general management experience in enterprise software businesses ranging from start-up to public companies qualify him to serve as a member of the board of directors.

Mr. Reilly does not beneficially own any shares of our common stock. Additionally, Jive believes that there has not been any transaction or series of transactions during 2012 to which Jive was, or is to be, a participant in which the amount involved exceeds $120,000 and to which Mr. Reilly was deemed to have a material direct or indirect interest.

There is no change to the nominees standing for election to the board of directors at the Annual Meeting as a result of the resignation of Mr. DeWalt and the appointment of Mr. Reilly.

OTHER MATTERS

Jive knows of no other matters that are to be brought before the Annual Meeting. If, however, other matters that are not now known or determined come before the Annual Meeting, the persons named in the proxy card or their substitutes will vote such proxy in accordance with their discretion.

JIVE SOFTWARE, INC.

May 2, 2013

Palo Alto, California